EXHIBIT 5.1

May 24, 2011

Identive Group, Inc.

1900-B Carnegie Avenue

Santa Ana, California 92705

Re:	Identive Group, Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated April 18, 2011 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-173576) (the “Registration Statement”) filed on April 18, 2011 by Identive Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the Commission on May 3, 2011. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 24, 2011 by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. The Prospectus Supplement relates to the proposed offering (the “Offering”) by the Company of up to 9,019,607 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 1,176,470 shares of the Company’s common stock as set forth in that certain Underwriting Agreement among the Company and the underwriters identified therein, dated as of May 24, 2011 (the “Underwriting Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

With respect to the opinions set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A.	The Fourth Amended and Restated Certificate of Incorporation of the Company, as amended to date;

B.	The Amended and Restated Bylaws of the Company, as amended to date;

C.	The Registration Statement and the base prospectus that forms a part thereof;

D.	The Prospectus Supplement;

E.	The Underwriting Agreement;

F.	The resolutions of the Board of Directors of the Company relating to the approval of the filing of the Registration Statement and transactions in connection therewith; and

G.	Such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

Identive Group, Inc.

May 24, 2011

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of originals or such latter documents.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company against payment therefore in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof for the incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

GREENBERG TRAURIG